TRANSLATION FOR INFORMATION PURPOSES

INNATE PHARMA SA
A French public limited company (société anonyme)
With a share capital of €4,690,170.20
Registered office: 117, avenue de Luminy, 13009 Marseille
424 365 336 RCS Marseille

ARTICLES OF ASSOCIATION (BY-LAWS)

As updated on March 23, 2026

TRANSLATION FOR INFORMATION PURPOSES
TITLE ONE
GENERAL PROVISIONS

Article 1 - Form

The company is a French société anonyme governed by the laws and regulations in force and by these Articles of Association.

The company was incorporated as a French société par actions simplifiée.

By decision of the Combined General Meeting of Shareholders of June 13, 2005, the company was transformed into a French société anonyme with an Executive Board and a Supervisory Board.

The Extraordinary General Meeting of Shareholders of May 22, 2025 changed the company's corporate governance structure to adopt the formula of a French société anonyme with a Board of Directors.

Article 2 – Corporate name

The name of the company is Innate Pharma.

Article 3 - Purpose

The purpose of the company, directly or indirectly, both in France and abroad, is to:

•carry out, on its own behalf or on behalf of third parties, any research, development, studies, and development of manufacturing or marketing procedures for pharmaceutical products;
•register or grant any patent or license directly or indirectly connected with its activity;
•and, more generally, carry out any transactions of any kind whatsoever including economic, legal, financial, civil or commercial transactions which may be directly or indirectly related to the corporate purposes or to any similar, related or complementary objects.

Article 4 - Registered office

The registered office is at 117, avenue de Luminy 13009 Marseille.

It may be transferred throughout France by decision of the Board of Directors, subject to ratification of this decision by the next Ordinary General Meeting of shareholders, and anywhere else by decision of the Extraordinary General Meeting of shareholders. In the event of such a transfer, the Board of Directors is authorized to amend the Articles of Association accordingly.

Article 5 - Duration

The company will terminate on September 23, 2098, except in the event of early dissolution or extension decided by the Extraordinary General Meeting of shareholders.

TITLE II
SHARE CAPITAL

Article 6 – Share capital

The share capital is set at the amount of €4,690,170.20 (four million six hundred ninety thousand one hundred seventy euros and twenty cents).

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It is divided into 93,790,043 (ninety-three million seven hundred ninety thousand forty-three) ordinary shares with a par value of €0.05 (zero point zero five) each, 5,780 (five thousand seven hundred eighty) preference shares with a par value of €0.05 (zero point zero five) each (hereinafter referred to as the "2016 Preference Shares"), and 7,581 (seven thousand five hundred eighty-one) preference shares with a par value of €0.05 (zero point zero five) each (hereinafter referred to as the "2017 Preference Shares"), all of which have been fully subscribed and fully paid up in cash.

It may be increased, reduced or amortized in accordance with applicable laws and regulations.

Article 7 - Form of shares – Administration of the share accounts

Ordinary shares may be held in registered or bearer form, at the shareholder's option, in accordance with the applicable legal provisions. Fully paid-up 2016 Preference Shares are in registered form. Fully paid-up 2017 Preference Shares are in registered form.

Ordinary shares, 2016 Preference Shares and 2017 Preference Shares are registered in individual accounts opened by the company or any authorized intermediary, in the name of each shareholder and maintained in accordance with the terms and conditions set out in the applicable laws and regulations.

The company may avail itself of the legal and regulatory provisions governing the identification of holders of securities conferring immediate or future voting rights at its Shareholders' Meetings.

Article 8 - Crossing of thresholds

Any natural person or legal entity who gains possession, directly or indirectly, alone or in concert, of a number of shares which represent a portion of the share capital or voting rights of the Company equal to or greater than 1% or a multiple of such percentage, must inform the Company of the total number of shares, voting rights and securities granting an interest in capital or voting rights which it owns immediately or would own in the future, by registered mail with confirmation of receipt sent to the registered office of the Company within five trading days starting from the date that the aforesaid threshold(s) were crossed.

The obligation of information provided above also applies in the same conditions when the aforesaid thresholds are crossed downwards.

The penalties provided for by law in the event of failure to comply with the obligation to declare the crossing of legal thresholds also apply in the event of failure to declare the crossing of the thresholds provided for by these Articles of Association, at the request, recorded in the minutes of the General Meeting of Shareholders, of one or more shareholders holding at least 5% of the company's capital or voting rights

Article 9 - Sale and transfer of shares

Ordinary shares are freely negotiable. 2016 Preference Shares and 2017 Preference Shares are transferable under the conditions set out in Article 10 of the Articles of Association.

Shares are transferred from one account to another in accordance with the terms and conditions defined by law and regulations.

Article 10 - Rights and obligations attached to shares

The share capital of the Company is divided between ordinary shares, 2016 Preference Shares and 2017 Preference Shares.

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TRANSLATION FOR INFORMATION PURPOSES
I. Rights attached to ordinary shares, 2016 Preference Shares and 2017 Preference Shares

Without prejudice to the rights attached to 2016 Preference Shares and 2017 Preference Shares, each ordinary share entitles to a portion of the corporate profits and assets in proportion to the portion of share capital that it represents.

In addition, each ordinary share gives the right to vote and be represented at General Meetings of Shareholders pursuant to the conditions provided by law and in these articles of association. Ordinary shares, 2016 Preference Shares and 2017 Preference Shares (including shares of the Company that might be allocated for free in the framework of a capital increase through the incorporation of reserves, issue premiums or profits) do not grant a double voting right pursuant to Article L. 22-10-46 of the French Commercial Code.

Shareholders holding ordinary shares, 2016 Preference Shares and 2017 Preference Shares are only liable up to the nominal amount of the shares which they hold and any request for funds beyond that amount is prohibited.

Ownership of ordinary shares, 2016 Preference Shares and 2017 Preference Shares automatically implies agreement to be bound by the Company’s by-laws and the decisions of the General Meeting of Shareholders.

The heirs, creditors, successors or other representatives of the shareholder holding ordinary shares, 2016 Preference Shares or 2017 Preference Shares cannot request seals to be placed on the Company’s assets and securities or request their distribution or sale by public auction, or to interfere with its management. In order to exercise their rights, they should rely on company records and the decisions of the General Meeting of Shareholders.

Whenever it is necessary to hold several ordinary shares, 2016 Preference Shares or 2017 Preference Shares in order to exercise a right of any kind, in the case of an exchange, regrouping or allocation of securities, or further to a share capital increase or decrease, merger or other corporate transaction, holders of single shares or of less than the number of shares so required will only be able to exercise such right if they themselves collect and, as the case may be, purchase or sell, the required number of securities.
However, the Company may, in the case of an exchange of securities further to a merger or demerger, a share capital reduction, the regrouping or division and mandatory conversion of bearer into registered shares, or the distribution of securities deducted from reserves or in connection with a share capital reduction, or the distribution or allocation of free shares, pursuant to a decision of the Board of Directors, sell any securities in respect of which the persons entitled thereto have not requested delivery subject to having carried out the publicity formalities provided by regulations at least two years beforehand.

As from the date of such sale, the prior securities or rights to distribution or allocation shall be cancelled as and when required, and their holders shall only be entitled to the allocation of the net proceeds of sale of unclaimed securities.

II. 2016 Preference Shares

A. Rights attached to 2016 Preference Shares

2016 Preference Shares and the rights of holders thereof are governed by the applicable provisions of the French Commercial Code, in particular Articles 228-11 et seq. thereof.

The maximum number of 2016 Preference Shares that may be allocated is 7,500 shares.

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Only the 2016 Preference Shares convertible into ordinary shares pursuant to the terms and conditions specified below benefit from a dividend and are entitled to the reserves, applicable only from the date at which they become convertible. The 2016 Preference Shares that have become convertible will bear rights as from the first day of the financial year preceding the financial year during which they become convertible. The amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2016 Preference Shares entitles is equal to the amount due in respect of an ordinary share, multiplied by the number of ordinary share that can be received from the conversion of each 2016 Preference Shares.

2016 Preference Shares give no preferential subscription right to any capital increase or any operation granting a right on ordinary shares.

In the event of an operation taking place before the 2016 Preference Shares are converted pursuant to paragraph II.B below, the conversion ratio will be adjusted pursuant to the provisions of Article L. 228-99, Paragraph 2, 3° and Paragraph 5 of the French Commercial Code.

With regards to the ownership of corporate assets, a 2016 Preference Shares gives right to a portion of the liquidation surplus in proportion to the portion of share capital that it represents.

Only the 2016 Preference Shares convertible into ordinary shares pursuant to the terms and conditions specified below grant the right to vote in the ordinary and extraordinary general meetings of holders of ordinary shares, applicable only from the date at which they become convertible. The number of voting rights granted by each 2016 Preference Share is equal to the number of ordinary shares that can be received from the conversion of each 2016 Preference Share.

2016 Preference Shares grant the right to vote in the special meetings of holders of 2016 Preference Shares. Holders of 2016 Preference Shares are grouped into a special meeting for any proposed modification of the rights attached to 2016 Preference Shares. In addition, pursuant to the provisions of Article L. 228-17 of the French Commercial Code, any proposed merger or demerger of the Company in which 2016 Preference Shares cannot be exchanged for shares with equivalent particular rights will be subject to the approval of any relevant special meeting.

Special meetings can only make valid decisions if the holders of 2016 Preference Shares that are present or represented hold at least, when convened for the first time, one third, and when convened for the second time, one fifth of the 2016 Preference Shares carrying the right to vote. If the capital is modified or adjusted, the rights of holders of 2016 Preference Shares are adjusted so that their rights may be maintained pursuant to Article L. 228-99 of the French Commercial Code. The other rights attached to 2016 Preference Shares are specified in the next paragraph.

B. Conversion of 2016 Preference Shares into ordinary shares

The issuance of 2016 Preference Shares may only be decided in the framework of an allocation of free shares in favour of the employees and/or executive officers of the Company, pursuant to the provisions of Articles L. 225-97-1 and L. 22-10-59 and seq. of the French Commercial Code.

2016 Preference Shares will be definitively acquired by the beneficiaries after an acquisition period of one year from their allocation by the Board of Directors and subject to the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, executive officer or member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law. The “Acquisition Date” is defined as the end of the acquisition period of the Preference Shares.

However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2016 Preference Shares will be allocated definitively prior to the Acquisition Date.

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The 2016 Preference Shares become convertible in ordinary shares, either new or existing at the Company’s option, after the above-mentioned one-year vesting period from their allocation by the Board of Directors, followed by a two-year retention period from the definitive allocation (the “Retention Period”), under the conditions set forth in Paragraphs 2 to 10 below. The “Expiry Date of the Retention Period” is defined as the end of the Retention Period.

However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2016 Preference Shares will be allocated definitively prior to the Acquisition Date.

1.As from the first anniversary date of the Acquisition Date, 2016 Preference Shares will be freely transferable to a credit institution in the framework of a pledge agreement.

Pursuant to the provisions set forth in the Article L. 225-197-1 I., Paragraph 6 of the French Commercial Code, the 2016 Preference Shares will be freely transferable in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, regardless of whether such invalidity occurs before or after the Acquisition Date.

2. 2016 Preference Shares may only be converted for a conversion period of six years and six months from the Expiry Date of the Retention Period (the “Conversion Period”).

3.During the Conversion Period, each holder of 2016 Preference Shares will have the right to convert each of his 2016 Preference Shares in ordinary shares, either new or existing (at the Company’s option). The number of ordinary shares to which the conversion of one 2016 Preference Share will entitle will be equal to the sum of (i) a number of ordinary shares determined according to the fulfilment of an internal condition (the “Internal Condition”) and a market condition as defined below ((the “Market Condition”) (together the “Performance Criteria”).

The fulfilment of the Performance Criteria will give the right to convert each 2016 Preference Share in a maximum of 200 ordinary shares, i.e. a maximum of 100 ordinary shares under the Internal Condition and a maximum of 100 ordinary shares under the Market Condition.

It is specified that this conversion ratio thus determined will be adjusted in order to take into account the shares to be issued to preserve the rights of holders of securities or other rights giving access to the share capital and holders of 2016 Preference Shares under legal and statutory requirements and Paragraph II. above.

4.The Internal Condition in order to calculate the number of 2016 Preference Shares that can be converted will be determined as a function of the highest of the following two alternative criteria:

•The first criterion is a function of the consolidated collected turnover of the Company relating to a present or future partnership or licensing agreement, cumulated over the period from 1 July 2016 to 30 June 2019 (the “Cash Revenues”):
-If the Turnover is strictly inferior to 50 million euros, the conversion ratio under the Internal Condition will be equal to 0;
-If the Turnover is superior or equal to 50 million euros and inferior to 150 million euros, the conversion ratio under the Price Condition will be equal to : [(Turnover-50)/100]×100
-If the Cash Revenues are equal or superior to 150 million Euros, the conversion ratio under the Internal Condition will be equal to 100;

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•The second criterion is a function of the maturity of the portfolio of drug candidates developed by the Company during the three years before the Expiry Date of the Retention Period. “Drug candidates developed by the Company” mean Lirilumab, Monalizumab and IPH4102. For each of these products:
-In the event of the authorization by the competent regulatory authority the United States or in Europe for the Company or one of its partners to carry out a Phase III trial or a clinical trial with a view to register a product, the conversion ratio under the Internal Condition will be equal to 50;
-In the event of the authorization by the competent regulatory authority in the United States or in Europe for the Company or one of its partners to carry out two Phases III trials or clinical trials with a view to register two products and/or two different indications for one product, the conversion ratio under the Internal Condition will be equal to 75;
-In the event of an acceptance from the European Medicines Agency (EMA) in Europe or the Food and Drug Administration (FDA) in the United States to examine a filing by the Company or one of its partners of a marketing authorization request, the conversion ratio under the Internal Condition will be equal to 100.

5.     The Market Condition in order to calculate the conversion ratio of 2016 Preference Shares into ordinary shares will be determined depending on the stock market price of the Innate Pharma share:

The terms “Initial Price” mean the average closing price of the Innate Pharma share on Euronext Paris for the sixty trading days prior to the Allocation Date by the Board of Directors.
The terms “Final Price” mean the highest average closing price of the Innate Pharma share on Euronext Paris over a period of sixty consecutive days calculated at any time during the three years prior to the Expiry Date of the Retention Period.

The terms “High Price” means the Initial Price multiplied by two.

-If the Final Price is strictly inferior to the Initial Price, the conversion ratio under the Market Condition will be equal to 0;
-If the Final Price is between (i) a value equal or superior to the Initial Price and (ii) a value inferior to the High Price, the conversion ratio under the Market Condition will be equal to:[(Final Price / Initial Price) –1/ ] x 100
-If the Final Price is equal or superior to the High Price, the conversion ratio under the Market Condition will be equal to 100.

6.     The right to convert 2016 Preference Shares into ordinary shares, as well as the right to vote in the general meetings of ordinary shares holders and the right to the dividend and to a portion of the reserves attached to 2016 Preference Shares that have become convertible pursuant to Paragraph II. above, are subject to the condition of the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, an executive officer or a member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law as at the Expiry Date of the Retention Period. In the event that such condition ceases to be fulfilled, the Company may proceed at any moment to the redemption of 2016 Preference Shares in the conditions set forth in Paragraph 8. below. It is specified that the provisions of this paragraph do not apply if the presence of the beneficiary in the Company or its consolidated subsidiaries ceases due to death, invalidity or retirement.

7.     The fulfilment of the Performance Criteria will be recorded in a meeting of the Board of Directors as soon as practicable after the Expiry Date of the Retention Period.

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8. 2016 Preference Shares that cannot be converted into ordinary shares depending on the extent to which the Performance Criteria are fulfilled or if the presence condition as at the Expiry Date of the Retention Period is not fulfilled, and 2016 Preference Shares that can be but will not have been converted at the end of the Conversion Period, may be bought at any time by the Company (which is under no obligation to do so) at their nominal value.

9.At the end of the Conversion Period, the Company will have the possibility to proceed, pursuant to applicable legal and regulatory provisions, to the cancellation of 2016 Preference Shares that will have not been converted, including those that it will have bought. The share capital will then be reduced accordingly, and creditors will have the right to oppose such reduction in the conditions set forth in Article L. 225-205 of the French Commercial Code.

10.New ordinary shares resulting from the conversion of 2016 Preference Shares will be assimilated to existing ordinary shares, will bear rights as from the first day of the financial year preceding the financial year during which they become convertible, and will grant to their holders, starting from their delivery, all the rights attached to ordinary shares. They will be subject to a request for listing on the regulated market of Euronext Paris on the same listing line as ordinary shares.

By way of derogation to the above, the allocation of 2016 Preference Shares can take place after the date of their allocation by the Board of Directors and prior to the Acquisition Date, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, at the beneficiary’s request.

The Board of Directors will record the conversion into ordinary shares of the 2016 Preference Shares for which the conversion fulfils the conditions set forth above, as well as the number of ordinary shares resulting from the conversions of 2016 Preference Shares that have taken place, and will modify the by-laws accordingly, in particular with regards to the breakdown of shares by category. This competence may be delegated to the Chairman of the Board of Directors under the conditions set forth by law.

If the conversion of 2016 Preference Shares into ordinary shares results in a capital increase, such increase will be fully paid up at issue through the incorporation of reserves, profits or issue premiums for the corresponding amount.

Shareholders will be informed of the conversions having taken place by the reports of the Board of Directors and Statutory Auditors pursuant to Article R. 228-18 of the French Commercial Code. These supplementary reports will be made available to the shareholders at the Company’s registered office as from the date on which each meeting is convened.

III. 2017 Preference Shares

A. Rights attached to 2017 Preference Shares

2017 Preference Shares and the rights of holders thereof are governed by the applicable provisions of the French Commercial Code, in particular Articles 228-11 et seq. thereof.

The maximum number of 2017 Preference Shares that may be allocated is 12,500 shares.

From their definitive acquisition until the date at which they become convertible, the 2017 Preference Shares grant the right to vote in the ordinary and extraordinary general meetings of holders of ordinary shares on the basis of one voting right per 2017 Preference Share. As from the date on which they become convertible, the number of voting rights to which each 2017 Preferred Share entitles the holder becomes equal to the number of ordinary shares to which the conversion of each 2017 Preferred Share entitles the holder.

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2017 Preference Shares grant the right to vote in the special meetings of holders of 2017 Preference Shares. Holders of 2017 Preference Shares are grouped into a special meeting for any proposed modification of the rights attached to 2017 Preference Shares. In addition, pursuant to the provisions of Article L. 228-17 of the French Commercial Code, any proposed merger or demerger of the Company in which 2017 Preference Shares cannot be exchanged for shares with equivalent particular rights will be subject to the approval of any relevant special meeting.

Special meetings can only make valid decisions if the holders of 2017 Preference Shares that are present or represented hold at least, when convened for the first time, one third, and when convened for the second time, one fifth of the 2017 Preference Shares carrying the right to vote.

From their definitive acquisition until the date at which they become convertible, the 2017 Preference Shares benefit from a dividend and are entitled to the reserves. The amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2017 Preference Shares entitles is equal to the amount due in respect of an ordinary share. To this end, the 2017 Preference Shares will bear rights as from the first day of the financial year preceding the financial year during which they are definitively acquired. As from the date at which they become convertible, the amount of the dividend (and, if applicable, of the portion of the reserves) to which each 2017 Preference Shares entitles is equal to the amount due in respect of an ordinary share, multiplied by the number of ordinary share that can be received from the conversion of each 2017 Preference Shares.

With regards to the ownership of corporate assets, a 2017 Preference Shares gives right to a portion of the liquidation surplus in proportion to the portion of share capital that it represents.

2017 Preference Shares give preferential subscription rights to any capital increase or any operation granting a right on ordinary shares, on the basis of one preferential subscription right per 2017 Preferred Share.

In the event of a capital depreciation or reduction, a change in the distribution of profits, an allocation of free shares, or the incorporation into the capital of reserves, profits or share premiums, distribution of reserves or any issue of capital securities or securities giving the right to the allocation of capital securities with a subscription right reserved for shareholders before the 2017 Preferred Shares are convertible under the conditions provided below, the conversion ratio will be adjusted to take into account this operation pursuant to the provisions of Article L. 228-99, Paragraph 2, 3° and Paragraph 5 of the French Commercial Code.

B. Conversion of 2017 Preference Shares into ordinary shares

The issuance of 2017 Preference Shares may only be decided in the framework of an allocation of free shares in favour of the employees and/or executive officers of the Company, pursuant to the provisions of Articles L. 225-97-1 and L. 22-10-59 and seq. of the French Commercial Code.

2017 Preference Shares will be definitively acquired by the beneficiaries after an acquisition period of one year from their allocation by the Board of Directors and subject to the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, executive officer or member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law. The “Acquisition Date” is defined as the end of the acquisition period of the 2017 Preference Shares.

However, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code (or the equivalent thereof in an applicable foreign law), the 2017 Preference Shares will be allocated definitively prior to the Acquisition Date. In the event of the death of the beneficiary, in accordance with the provisions of Article L. 225-197-3 of the French Commercial Code, the heirs or successors of the beneficiary may, if they so wish, request the definitive allocation of the 2017 Preferred Shares to them within six

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months of the date of death. In the event of retirement, the beneficiaries will retain their right to the definitive allocation of the 2017 Preferred Shares although they are no longer bound by an employment contract.

1The 2017 Preference Shares become convertible in ordinary shares, either new or existing at the Company’s option, after the above-mentioned one-year vesting period from their allocation by the Board of Directors, followed by a two-year retention period from the definitive allocation (the “Retention Period”), under the conditions set forth in Paragraphs 2 to 13 below. The “Expiry Date of the Retention Period” is defined as the end of the Retention Period.

As an exception to the above, in the event of a public tender or exchange offer, the final results of which are announced no later than the Expiry Date of the Retention Period as defined above, the 2017 Preferred Shares will become convertible no later than (i) the first anniversary of the Definitive Allocation (if such an offer occurs before such anniversary and in such a way that the Retention Period lasts at least one year), or (ii) the date of announcement of the final results of such an offer (if such an offer occurs after the anniversary) (the "Amended Expiry Date of the Retention Period").

2.As from the first anniversary date of the Acquisition Date, 2017 Preference Shares will be freely transferable to a credit institution in the framework of a pledge agreement.

Pursuant to the provisions set forth in the Article L. 225-197-1 I., Paragraph 6 of the French Commercial Code, the 2017 Preference Shares will be freely transferable in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, regardless of whether such invalidity occurs before or after the Acquisition Date.
In the event of the beneficiary's death, whether during the vesting period or the Retention Period, his heirs will no longer be required to comply with this non-transferability commitment, so that the 2017 Preferred Shares for which they have requested the definitive allocation will freely become transferable.

3. 2017 Preference Shares may only be converted for a conversion period of six years and six months from the Expiry Date of the Retention Period (the “Conversion Period”), provided however that in the event of a public tender or exchange offer whose final results are announced no later than the Expiry Date of the Retention Period, the Conversion Period shall commence from the Amended Expiry Date of the Retention Period for such a period that, together with the Retention Period, it represents a total duration of eight years and six months from the Acquisition Date.

4.During the Conversion Period, each holder of 2017 Preference Shares will have the right to convert each of his 2017 Preference Shares in ordinary shares, either new or existing (at the Company’s option). The number of ordinary shares to which the conversion of one 2017 Preference Share will entitle will be equal to a number of ordinary shares determined according to the fulfilment of a market condition as defined below (the “Market Condition”).

5.The Market Condition in order to calculate the conversion ratio of 2017 Preference Shares into ordinary shares will be determined based on the relative performance of the Innate pharma share.

The term “Initial Price” means the average closing price of the Innate Pharma share on Euronext Paris for the sixty trading days prior to the date of the General Meeting.

The term “Final Price” means (i) the highest average closing price of the Innate Pharma share on Euronext Paris over a period of sixty consecutive days, calculated at any time during the twelve months prior to the Expiry Date of the Retention Period, or (ii) in the event of a public tender or

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exchange offer whose final results are announced no later than the Expiry Date of the Retention Period, the price at which this public tender offer is made (or, in the case of a public exchange offer only, the price by transparency by applying the exchange ratio to the closing price of the bidder's share on the day before the Amended Expiry Date of the Retention Period).

-If the Final Price is inferior or equal to the Initial Price, the conversion ratio will be equal to 0;
-If the Final Price is comprised between the Initial Price and € 30, the conversion ratio will be equal to:100 x [(Final Price – Initial Price) / (30 – Initial Price)], rounded up to the nearest whole number
-If the Final Price is equal or superior to € 30, the conversion ratio will be equal to 100.

However, if between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period), one of the Reference Indexes (as defined below) were to experience a Significant Variation (as defined below), then the Board of Directors will have the possibility to adjust the Initial Price and/or the Final Price to neutralize the exogenous impact of such a Significant Variation. The Board of Directors shall, in this case, appoint a recognized independent expert to assist the Board of Directors in the determination of such adjustments.

The term “Reference Indexes” means the following stock market indexes: SBF 120, CAC 40, Next Biotech and NBI (NASDAQ Biotechnology Index). If one of these indexes were to be no longer available, the Board of Directors can choose a replacement index.
The term “Significant Variation” means one or the other of the following events for the relevant index:
•the average of the closing value for the index over the sixty consecutive trading days prior to the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period) is inferior or equal to 90% of the average of the closing value for the index over the sixty consecutive trading days prior to the General Meeting ;
•the average of the closing value for the index over a sixty consecutive trading days period at any time between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period), is inferior or equal to 80% of the average of the closing value for the index over another sixty consecutive trading days period at any time between the date of the General Meeting and the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period).

6The right to convert 2017 Preference Shares into ordinary shares, as well as the right to vote in the general meetings of ordinary shares holders and the right to the dividend and to a portion of the reserves attached to 2017 Preference Shares that have become convertible pursuant to Paragraph III A. above, are subject to the condition of the beneficiary’s presence in the Company or its consolidated subsidiaries as an employee, an executive officer or a member of an executive or supervisory body or, if applicable, of the equivalent thereof in foreign law as at the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period). In the event that such condition ceases to be fulfilled, the Company may proceed at any moment to the redemption of 2017 Preference Shares in the conditions set forth in Paragraph 8. below. It is specified that the provisions of this paragraph do not apply if the presence of the beneficiary in the Company or its consolidated subsidiaries ceases due to death, invalidity or retirement.

7The fulfilment of the Market Condition will be recorded in a meeting of the Board of Directors as soon as practicable after the Expiry Date of the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period).

82017 Preference Shares that cannot be converted into ordinary shares depending on the extent to which the Market Condition is fulfilled or if the presence condition as at the Expiry Date of

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the Retention Period (or, as the case may be, the Amended Expiry Date of the Retention Period) is not fulfilled, and 2017 Preference Shares that can be but will not have been converted at the end of the Conversion Period, may be bought at any time by the Company (which is under no obligation to do so) at their nominal value.

9At the end of the Conversion Period, the Company will have the possibility to proceed, pursuant to applicable legal and regulatory provisions, to the cancellation of 2017 Preference Shares that will have not been converted, including those that it will have bought. The share capital will then be reduced accordingly, and creditors will have the right to oppose such reduction in the conditions set forth in Article L. 225-205 of the French Commercial Code.

10New ordinary shares resulting from the conversion of 2017 Preference Shares will be assimilated to existing ordinary shares, will bear rights as from the first day of the financial year preceding the financial year during which they will be converted, and will grant to their holders, starting from their delivery, all the rights attached to ordinary shares. They will be subject to a request for listing on the regulated market of Euronext Paris on the same listing line as ordinary shares.

By way of derogation to the above, the allocation of 2017 Preference Shares can take place after the date of their allocation by the Board of Directors and prior to the Acquisition Date, in the event of invalidity of the beneficiary corresponding to classification in the second or third categories set forth by Article L. 341-4 of the French Social Security Code, at the beneficiary’s request.

11.The Board of Directors will record the conversion into ordinary shares of the 2017 Preference Shares for which the conversion fulfils the conditions set forth above, as well as the number of ordinary shares resulting from the conversions of 2017 Preference Shares that have taken place, and will modify the by-laws accordingly, in particular with regards to the breakdown of shares by category. This competence may be delegated to the Chairman of the Board of Directors under the conditions set forth by law.

12.If the conversion of 2017 Preference Shares into ordinary shares results in a capital increase, such increase will be fully paid up at issue through the incorporation of reserves, profits or issue premiums for the corresponding amount.

13.Shareholders will be informed of the conversions having taken place by the reports of the Board of Directors and Statutory Auditors pursuant to Article R. 228-18 of the French Commercial Code. These supplementary reports will be made available to the shareholders at the Company’s registered office as from the date on which each general meeting is convened.

Article 11 – Paying up shares

At least one quarter of the nominal value of shares subscribed for cash must be paid up on subscription together with the full amount of the issue premium, if relevant.

The remainder must be paid up in one or more instalments, upon calls made by the Board of Directors, within five years of the date on which the share capital increase was completed.
Subscribers will be informed of calls for funds by registered letter with confirmation of receipt sent at least fifteen days before the date set for each payment.

If a shareholder does not pay the amounts due on the shares subscribed by him/her, on the dates determined by the Board of Directors, these amounts shall automatically bear interest, in favor of the company, at the legal rate defined in article L. 313-2 of the French Monetary and Financial Code, from the end of the month following the date on which they fall due, and without the need for legal action or formal notice. In addition, shares in respect of which payments have not been made within thirty days of a formal notice being served on the defaulting shareholder shall cease to entitle the

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holder to attend and vote at Shareholders' Meetings, and shall be deducted in calculating the quorum. The right to dividends and preferential subscription rights to capital increases attached to these shares shall be suspended. These rights shall be recovered once the amounts due in capital and interest have been paid. The shareholder may then request payment of dividends that have not lapsed, and may exercise the pre-emptive right to subscribe for shares if the period for exercising this right has not expired.

The share capital must be fully paid up prior to any issue of additional shares to be paid up in cash.

ARTICLE 12 - Usufruct / Bare Ownership

The shares are not divisible with respect to the company.

Co-holders of shares must arrange to be represented vis-a-vis the company by one of them only, who will be considered as the sole holder, or by a sole agent. In the case of disagreement, a sole agent may be appointed by the courts at the request of the most diligent co-owner.

Unless the Company has been notified of an agreement to the contrary, usufruct shareholders validly represent bare owners vis-à-vis the Company. The right to vote is held by the usufruct shareholder in Ordinary Meeting of Shareholders and by the bare owner in Extraordinary Meeting of Shareholders.

Unless otherwise agreed by the parties, where shares are encumbered by a usufruct interest, the preferential right to subscription attached thereto is held by the bare owner.

TITLE III
COMPANY ADMINISTRATION

Article 13 - Board of Directors

The company is managed by a Board of Directors, the minimum and maximum number of members of which is set by the legal provisions in force.

An individual director may not be appointed or reappointed once he or she has reached the age of 70. As soon as the number of directors over the age of 70 exceeds one-third of the directors in office, the oldest director is deemed to have resigned; his or her term of office will expire on the date of the next Ordinary General Meeting of Shareholders.

Directors are appointed for three-year terms. Terms of office are renewed by rotation, so that Board members are renewed regularly in as equal fractions as possible. By way of exception, for the purposes of rotation, the General Meeting of Shareholders may appoint a director for a term of one, two or three years.

Outgoing members are eligible for re-election.

Article 14 - Chairman of the Board of Directors - Secretary

The Board of Directors appoints a Chairman from among its members, who must be a natural person under the age of 70. With the exception of the case provided for in Article 18, where he/she also assumes the duties of Managing Director, the Chairman holds office for the duration of his/her directorship, in accordance with the conditions set out in Article 13 above. The Chairman is eligible for re-election.

The Chairman organizes and directs the work of the Board of Directors, and reports to the General Meeting of Shareholders.

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He/she ensures that the company's governing bodies function properly, and in particular that the directors are able to fulfill their duties.

The Board may appoint a secretary from among its members, and determines his or her term of office.

Article 15 - Board Deliberations

I. The Board of Directors meets as often as the company's interests require, either at the registered office or at any other location indicated in the notice of meeting. The Chairman convenes Board meetings by any means, including verbally.

The Managing Director or at least one-third of the members of the Board of Directors may submit to the Chairman of the Board of Directors, by registered letter, a reasoned request to convene the Board. The Chairman must convene the Board on a date no later than fifteen days from receipt of the request. If the meeting is not convened within this period, the requesting parties may convene the meeting themselves, indicating the agenda.

For the purposes of calculating quorum and majority, directors who take part in Board meetings by means of telecommunication enabling them to be identified and guaranteeing their effective participation are deemed to be present, under the conditions laid down by the legal and regulatory rules in force. The Board's internal rules may stipulate that certain decisions cannot be taken at a Board meeting held under these conditions.

Board meetings are chaired by the Chairman of the Board. In the absence of the Chairman, the Board of Directors appoints one of its members to chair each meeting.

Resolutions are passed under the conditions of quorum and majority provided for by law.

Directors may vote by mail in accordance with the conditions laid down by the law and regulations in force and by the Board of Directors' internal rules.

II. At the discretion of the person making the request, decisions of the Board of Directors may be taken by written consultation, including by electronic means, without any physical meeting of the Board, with the exception of decisions relating to the dismissal of a corporate officer.

Any director may object to the use of written consultation. He/she must notify his/her objection in writing, including by electronic means, to the author of the consultation before the expiry of the response period provided for below. In the event of opposition, the author of the consultation shall immediately inform the other directors and convene a meeting of the Board. In urgent cases, the author of the consultation may set a shorter deadline for lodging an objection.

The consultation takes the form of draft minutes expressly indicating that it is a written consultation, accompanied by the documents required to reach a decision. Each decision submitted is presented separately, with a response zone (for/against/abst) and a space for the administrator to explain his or her position. The written consultation request specifies the deadline for responding, which may not be less than two (2) working days from the date of dispatch of the written consultation request, as well as the form of the response, which may, where appropriate, be electronic. In the event of urgency, the author of the consultation may set a shorter deadline for response, which may not, however, be less than the aforementioned deadline for lodging an objection. If no response is received within the allotted time, the director is deemed not to have participated in the consultation and not to have cast a vote. The decision is adopted if at least half the directors have taken part in the consultation and by a majority of the votes cast. In the event of a tie, the vote cast by the person who called the meeting is decisive.

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Article 16 - Board powers

The Board of Directors determines the direction of the company's business and oversees its implementation, in accordance with its corporate interests, taking into account the social and environmental challenges of its activity.

Subject to the powers expressly attributed to Shareholders' Meetings, and within the limits of the corporate purpose, the Board deals with all matters concerning the smooth running of the company and settles the matters that concern it through its deliberations.

The Board carries out the controls and verifications it deems appropriate. Each director receives all the information necessary for the performance of his or her duties, and may request any documents he or she deems useful. The Board of Directors may make the necessary amendments to the bylaws to bring them into line with legislative and regulatory provisions, subject to ratification of such amendments by the next Extraordinary General Meeting.

Article 17 - Committees

The Board appoints a committee, acting under its responsibility, to monitor matters relating to the preparation and control of accounting and financial information, in accordance with the conditions laid down by law.

The Board may appoint one or more other committees to consider matters referred to them by the Board or the Chairman.

Article 18 - Management

In accordance with the law, the Chairman of the Board of Directors or another individual appointed by the Board of Directors and bearing the title of Managing Director is responsible for the general management of the company.

The Board of Directors chooses between the two methods of exercising general management by a majority of the directors present or represented.

The Board of Directors appoints from among its members, or from outside the Board, the Managing Director, who must be a natural person under 70 years of age. The Managing Director is vested with the broadest powers to act on behalf of the company in all circumstances. He/she exercises his/her powers within the limits of the corporate purpose and subject to those powers expressly assigned by law to Shareholders' Meetings and the Board of Directors. He/she represents the company in its dealings with third parties.
When the Chairman assumes responsibility for the company's general management, the provisions of the law, regulations and bylaws relating to the Managing Director apply, with the exception of the age limit. He/she assumes the title of Chairman and Managing Director and holds office until the Ordinary General Meeting of Shareholders called to approve the financial statements for the previous year and held in the year in which he reaches the age limit stipulated in Article 14.

On the proposal of the Managing Director, whether this function is assumed by the Chairman of the Board or by another person, the Board of Directors may appoint from one to a maximum of five persons to assist the Managing Director, with the title of Deputy Managing Director(s).

In agreement with the Managing Director, the Board of Directors determines the scope and duration of the powers granted to the Deputy Managing Director(s).

With respect to third parties, the Deputy Managing Director(s) have the same powers as the Managing Director.

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Article 19 - Observers

The Board of Directors may, at its discretion, appoint one or more observers (censeurs), who may be corporate bodies or individuals, shareholders or otherwise, for a term expiring at the Shareholders' Meeting called to approve the last financial statements for the year ended after the first anniversary date of their appointment. This term is renewable without limit.

Observers that are legal entities are represented by their legal representatives or by any natural person duly empowered to do so.

Observers are invited to attend all meetings of the Board of Directors in an advisory capacity, in accordance with the same procedures as apply to members of the Board of Directors. They receive the same information and communications as Board members, and are bound by the same obligations of confidentiality and discretion.

TITLE IV
STATUTORY AUDITORS

Article 20 - Statutory Auditors

One or more statutory auditors are appointed to carry out their audit duties in accordance with the law.

TITLE V
GENERAL MEETINGS

Article 21 - Right of access - Representation

All shareholders have the right to attend meetings in person or by proxy, in the form and at the place indicated in the notice of meeting, on presentation of proof of identity and of ownership of shares registered in their account within the legal time limit.

Any shareholder may be represented by another shareholder or vote by mail in accordance with applicable laws and regulations.
All shareholders may also, if the Board of Directors so decides at the time of convening the Meeting, take part and vote in Meetings by any means of telecommunication that enables them to be identified, in accordance with the conditions and procedures laid down by the legal provisions in force. This decision will be communicated as required by law.

Article 22 - Convening meetings

Meetings are convened by the Board of Directors under the conditions and within the time limits laid down by law. Meetings are held either at the registered office, or at any other location in the same department specified in the notice of meeting, or in Paris or Neuilly-sur-Seine.

Article 23 - Office

The General Meeting of Shareholder is chaired by the Chairman of the Board or, in his absence, by a director appointed by the Board.

The duties of scrutineers are performed by the two shareholders present and accepting who have the greatest number of votes, either in their own name or as proxies.

The officers appoint the secretary, who may be chosen from outside the meeting.

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Article 24 - Meetings

Ordinary and Extraordinary Shareholders' Meetings, acting in accordance with the quorum and majority requirements laid down by law, exercise the powers vested in them by law.

TITLE VI
APPROPRIATION OF PROFITS

Article 25 - Financial year

Each financial year begins on January 1 and ends on December 31.

Article 26 - Appropriation of profits - Dividends

If the financial statements for the year, as approved by the General Meeting of Shareholders within six months of the year-end, show distributable profit as defined by law, the General Meeting of Shareholders decides to allocate it to one or more reserve accounts, to carry it forward or to distribute it.

After noting the existence of reserves at its disposal, the General Meeting of Shareholders may decide to distribute sums drawn from these reserves.

However, dividends are deducted in priority from the distributable profit for the year.

The General Meeting of Shareholders may decide to pay the dividend or interim dividend in ordinary shares, in accordance with the law.

TITLE VII
DISSOLUTION - LIQUIDATION

Article 27

On expiry of the company's term, or in the event of early dissolution, the General Meeting of Shareholders decides on the method of liquidation and appoints one or more liquidators, whose powers it determines and who carry out their duties in accordance with the law.

Liquidation proceeds are first used to pay off liabilities. After this payment and the settlement of liquidation expenses, the surplus is used to repay the nominal value of the shares; the balance is distributed among the shareholders in the same proportions as their interest in the share capital.

TITLE VIII
CONTESTATIONS

Article 28

Any disputes that may arise during the life of the company or its liquidation, either between the shareholders and the company or between the shareholders themselves, concerning the interpretation or execution of these articles of association or generally concerning corporate affairs, shall be submitted to the jurisdiction of the competent courts.

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